Exhibit 10.3
EXHIBIT B
ALMA LASERS LTD.
2007 STOCK OPTION AND GRANT PLAN

SECTION 1.	GENERAL PURPOSE OF THE PLAN; DEFINITIONS
     The name of the plan is the Alma Lasers Ltd. 2007 Stock Option and Grant Plan, which shall include the Section 102 Addendum attached hereto as in effect from time to time (respectively, the “Plan” and the “Section 102 Addendum”). The purpose of the Plan is to encourage and enable the officers, employees, directors and other key persons (including consultants and prospective employees) of Alma Lasers Ltd. (including any successor entity, the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.
     The following terms shall be defined as set forth below:
     “Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
     “Affiliate” of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person. A Person shall be deemed to control another Person if such first Person possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.
     “Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Unrestricted Stock Awards or any combination of the foregoing.
     “Bankruptcy” shall mean (i) the filing of a voluntary petition under any bankruptcy or insolvency law, or a petition for the appointment of a receiver or the making of an assignment for the benefit of creditors, with respect to the Holder, or (ii) the Holder being subjected involuntarily to such a petition or assignment or to an attachment or other legal or equitable interest with respect to the Holder’s assets, which involuntary petition or assignment or attachment is not discharged within 60 days after its date, and (iii) the Holder being subject to a transfer of its Issued Shares by operation of law (including by divorce, even if not insolvent), except by reason of death.

     “Board” means the Board of Directors of the Company or its successor entity.
     “Cause” means dismissal as a result of (i) the commission of any act by a grantee constituting financial dishonesty against the Company or its Subsidiaries (which act would be chargeable as a crime under applicable law); (ii) a grantee’s engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment which, as determined in good faith by the Board, would: (A) materially adversely affect the business or the reputation of the Company or any of its Subsidiaries with their respective current or prospective customers, suppliers, lenders and/or other third parties with whom such entity does or might do business; or (B) expose the Company or any of its Subsidiaries to a risk of civil or criminal legal damages, liabilities or penalties; (iii) the repeated failure by a grantee to follow the directives of the chief executive officer of the Company or any of its Subsidiaries or Board, or (iv) any material misconduct, violation of the Company’s or Subsidiaries’ policies, or willful and deliberate non-performance of duty by the grantee in connection with the business affairs of the Company or its Subsidiaries.
     “Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.
     “Committee” means the Committee of the Board referred to in Section 2.
     “Effective Date” means the date on which the Plan is approved by shareholders as set forth at the end of this Plan.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
     “Fair Market Value” of the Shares on any given date means the fair market value of the Shares determined in good faith by the Committee.
     “Holder” means, with respect to an Award or any Issued Shares, the Person holding such Award or Issued Shares, including the initial recipient of the Award or any Permitted Transferee.
     “Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.
     “Issued Shares” means, collectively, all outstanding Shares issued pursuant to Restricted Stock Awards, all outstanding Shares issued pursuant to Unrestricted Stock Awards, and all Option Shares.
     “Joinder Agreement” shall have the meaning ascribed thereto in the Shareholders Agreement.
     “Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
     “Option Shares” means outstanding Shares that were issued to a Holder upon the exercise of a Stock Option.

     “Optionee” shall mean any person employed or associated with the affairs of the Company who has been granted one or more Stock Options under the Plan.
     “Permitted Transferees” shall mean any of the following to whom a Holder may transfer Issued Shares hereunder (as set forth in Section 9(a)(ii)(A)): the Holder’s spouse, children (natural or adopted), stepchildren, or a trust for their sole benefit of which the Holder is the settlor; provided, however, that any such trust does not require or permit distribution of any Issued Shares if it would violate the terms of this Plan or any applicable Award agreement. Upon the death of the Holder, the term Permitted Transferees shall also include such deceased Holder’s estate, executions, administrations, personal representations, heirs, legatees and distributees, as the case may be.
     “Person” shall mean any individual, corporation, partnership (limited or general), limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or any similar entity.
     “Option” or “Stock Option” means any option to purchase Shares granted pursuant to Section 6.
     “Repurchase Event” means (i) a Termination Event, (ii) the Holder’s Bankruptcy, or (iii) the consummation of a Sale Event.
     “Restricted Stock Award” means Awards granted pursuant to Section 7 and “Restricted Stock” means Shares granted pursuant to such Awards.
     “Sale Event” means the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the outstanding Shares are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, (iv) the sale of all or a majority of the share capital or Shares of the Company to an unrelated person or entity, or (v) any other transaction in which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or a successor entity immediately upon completion of the transaction. Notwithstanding anything herein to the contrary, an initial public offering by the Company shall not constitute a Sale Event.
     “Shareholders Agreement” means that certain Shareholders Agreement, dated as of March 23, 2006, by and among the Company and the Shareholders and Investors named therein, as such agreement may be amended or modified from time to time.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
     “Shares” means Ordinary Shares, par value NIS 0.01 per share, of the Company, subject to adjustments pursuant to Section 3.

     “Subsidiary” means any corporation or other entity (other than the Company) in which the Company has a controlling interest, either directly or indirectly.
     “Termination Event” means the termination of the Award recipient’s employment or service relationship with the Company and its Subsidiaries for any reason whatsoever, regardless of the circumstances thereof, and including, without limitation, upon death, disability, retirement, discharge or resignation for any reason, whether voluntarily or involuntarily. The following shall not constitute a Termination Event: (i) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another Subsidiary or (ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Committee, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.
     “Unrestricted Stock Award” means any Award granted pursuant to Section 8 and “Unrestricted Stock” means Shares granted pursuant to such Awards.

SECTION 2.	ADMINISTRATION OF PLAN; COMMITTEE AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS
     (a) Administration of Plan. The Plan shall be administered by the Board, or at the discretion of the Board, by a committee of the Board, comprised of not less than two (2) Directors. All references herein to the Committee shall be deemed to refer to the group then responsible for administration of the Plan at the relevant time (i.e., either the Board of Directors or a committee or committees of the Board, as applicable).
     (b) Powers of Committee. The Committee shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:
          (i) to select the persons to whom Awards may from time to time be granted;
          (ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Unrestricted Stock Awards, any Awards subject to the Section 102 Addendum hereto, or any combination of the foregoing, granted to any one or more grantees;
          (iii) to determine the number of Shares to be covered by any Award;
          (iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;
          (v) to accelerate at any time the exercisability or vesting of all or any portion of any Award;

          (vi) to impose any limitations on Awards granted under the Plan, including limitations on transfers, repurchase provisions and the like and to exercise repurchase rights or obligations;
          (vii) subject to any restrictions applicable to Incentive Stock Options or any Awards granted under the Section 102 Addendum hereto, to extend at any time the period in which Stock Options may be exercised;
          (viii) to determine at any time whether, to what extent, and under what circumstances distribution or the receipt of Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the grantee and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Committee) or dividends or deemed dividends on such deferrals;
          (ix) adopt any sub-plans (such as the Section 102 Addendum hereto) applicable to residents of any specified jurisdiction as it deems necessary or appropriate in order to comply with or take advantage of any tax or other laws applicable to the Company, an Affiliate or to Award recipients or to otherwise facilitate the administration of the Plan, which sub-plans may include additional restrictions or conditions applicable to Stock Options or Issued Shares acquired upon exercise of Options; and
          (x) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.
     All decisions and interpretations of the Committee shall be binding on all persons, including the Company and Plan grantees.
     (c) Indemnification. Neither the Board nor the Committee, nor any member of either or any delegatee thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegatee thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors’ and officers’ liability insurance coverage which may be in effect from time to time.

SECTION 3.	SHARES ISSUABLE UNDER THE PLAN; CHANGES IN SHARE CAPITAL; SUBSTITUTION
     (a) Shares Issuable. The maximum number of Shares reserved and available for issuance under the Plan shall be 143,013,000 Shares, subject to adjustment as provided in Section 3(b). For purposes of this limitation, the Shares underlying any Awards which are forfeited, canceled, reacquired by the Company, satisfied without the issuance of Shares or otherwise terminated (other than by exercise) shall be added back to the Shares available for issuance under the Plan. Subject to such overall limitation, Shares may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that from and after the date the Company becomes subject to the deduction limit imposed by Section 162(m) of the Code, Stock Options with respect to no more than 1,000,000 Shares may be granted to any one individual grantee during any one calendar year period. The Shares available for issuance under the Plan may be authorized but unissued Shares or Shares reacquired by the Company and held in its treasury.
     (b) Changes in Share Capital. Subject to Section 4 hereof, if, as a result of any reorganization, recapitalization, reclassification, share dividend, share split, reverse share split or other similar change in the Company’s share capital, the outstanding Shares are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such Shares or other securities, or, if, as a result of any merger, consolidation or sale of all or substantially all of the assets of the Company, the outstanding Shares are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Committee shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number of Stock Options that can be granted to any one individual grantee, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price per share subject to each outstanding Award, if any, and (iv) the exercise price and/or exchange price for each share subject to any then outstanding Stock Options under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options) as to which such Stock Options remain exercisable. The adjustment by the Committee shall be final, binding and conclusive. No fractional Shares shall be issued under the Plan resulting from any such adjustment, but the Committee in its discretion may make a cash payment in lieu of fractional shares.
     (c) Substitute Awards. The Committee may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with a merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4.	TREATMENT UPON SALE EVENT OR OTHER EXTRAORDINARY TRANSACTION
     (a) Options.
          (i) In the case of and subject to the consummation of a Sale Event, the Plan and all Options issued hereunder shall terminate upon the effective time of any such Sale Event unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Options theretofore granted by the successor entity, or the substitution of such Options with new Options of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder).
          (ii) In the event of the termination of the Plan and all Options issued hereunder, each Holder of Options shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Committee, to exercise all such Options which are then exercisable or will become exercisable as of the effective time of the Sale Event; provided, however, that the exercise of Options not exercisable prior to the Sale Event shall be subject to the consummation of the Sale Event.
          (iii) Notwithstanding anything to the contrary in Section 4(a)(i), in the event of a Sale Event pursuant to which holders of Shares of the Company will receive upon consummation thereof a cash payment for each share surrendered in the Sale Event, the Company shall have the right, but not the obligation, to make or provide for a cash payment to the grantees holding vested Options in exchange for the cancellation thereof, in an amount equal to the difference between (A) the value as determined by the Committee of the consideration payable per Share pursuant to the Sale Event (the “Sale Price”) times the number of Shares subject to outstanding vested Options (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding vested Options.
     (b) Option Shares and Restricted Stock Awards. Unless otherwise provided in an Award agreement, in the case of and subject to the consummation of a Sale Event, Option Shares and shares of Restricted Stock shall be subject to the repurchase right set forth in Section 9(c)(i) and 9(c)(ii), respectively.
     (c) Unrestricted Stock Awards. Unless otherwise provided in an Award agreement, any shares of Unrestricted Stock shall be treated in a Sale Event the same as all other Shares then outstanding.

SECTION 5.	ELIGIBILITY
     Grantees under the Plan will be such full or part-time officers and other employees, directors and key persons (including consultants and prospective employees) of the Company and its Subsidiaries as are selected from time to time by the Committee in its sole discretion.

SECTION 6.	STOCK OPTIONS
     (a) Nature of Stock Options. A Stock Option is an Award entitling the recipient to acquire, at such exercise price as determined by the Committee, Shares subject to such restrictions and conditions as the Committee may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Stock Option is contingent on the grantee executing the Stock Option agreement. The terms and conditions of each such agreement shall be determined by the Committee, and such terms and conditions may differ among individual Awards and grantees.

     Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.
     No Incentive Stock Option shall be granted under the Plan after the date which is ten (10) years from the date the Plan is approved by Board of Directors.
     (b) Grants of Stock Options. The Committee in its discretion may grant Stock Options to eligible directors, officers, employees and key persons of the Company or any Subsidiary. Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable. If the Committee so determines, Stock Options may be granted in lieu of cash compensation at the Optionee’s election, subject to such terms and conditions as the Committee may establish.
          (i) Exercise Price. The exercise price per share for the Shares covered by a Stock Option granted under the Plan shall be determined by the Committee at the time of grant but shall not be less than 100 percent (100%) of the Fair Market Value on the date of grant. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent (10%) of the combined voting power of all classes of share capital of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the option price of an Incentive Stock Option shall be not less than 110 percent (110%) of the Fair Market Value on the grant date.
          (ii) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent (10%) of the combined voting power of all classes of shares of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the term of such Stock Option shall be no more than five years from the date of grant.
          (iii) Exercisability; Rights of a Shareholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Committee at or after the grant date. The Committee may at any time accelerate the exercisability of all or any portion of any Stock Option. An Optionee shall have the rights of a shareholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options. An Optionee shall not be deemed to have acquired any such shares unless and until a Stock Option shall have been exercised pursuant to the terms hereof, the Company shall have issued and delivered the shares to the Optionee, and the Optionee’s name shall have been entered on the books of the Company as a shareholder.

          (iv) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods or as otherwise provided by the Committee:
               (A) In cash, by certified or bank check or other instrument acceptable to the Committee in U.S. funds payable to the order of the Company in an amount equal to the purchase price of such Option Shares; or
               (B) If permitted in writing by the Committee, through the delivery (or attestation to the ownership) of Shares that have been beneficially owned by the Optionee for at least six months and are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date.
     Payment instruments will be received subject to collection. No certificates for Shares (to the extent certificated) so purchased will be issued to Optionee until the Company has completed all steps required by law to be taken in connection with the issuance and sale of the shares, including, without limitation, (i) receipt of a representation from the Optionee at the time of exercise of the Option that the Optionee is purchasing the shares for the Optionee’s own account and not with a view to any sale or distribution thereof, (ii) the legending of any certificate representing the shares to evidence the foregoing representations and restrictions, and (iii) obtaining from Optionee payment or provision for all withholding taxes due as a result of the exercise of the Option. The delivery of certificates representing the Shares to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the Optionee (or a purchaser acting in his or her stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award agreement or applicable provisions of laws. In the event an Optionee chooses to pay the purchase price by previously-owned Shares through the attestation method, the number of Shares transferred to the Optionee upon the exercise of the Stock Option shall be net of the number of shares attested to. Notwithstanding anything herein to the contrary, as a condition precedent to the exercise of any Stock Option, the Holder shall execute a Joinder Agreement to, and become bound by the terms of, the Shareholders Agreement.
     (c) Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an Optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 7.	RESTRICTED STOCK AWARDS
     (a) Nature of Restricted Stock Awards. A Restricted Stock Award is an Award pursuant to which the Company may, in its sole discretion, grant or sell, at such purchase price as determined by the Committee, in its sole discretion, Shares subject to such restrictions and conditions as the Committee may determine at the time of grant, which purchase price shall be payable in cash or other form of consideration acceptable to the Committee. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award agreement and a Joinder Agreement to, and becoming bound by the terms of, the Shareholders Agreement. The terms and conditions of each such agreement shall be determined by the Committee, and such terms and conditions may differ among individual Awards and grantees.
     (b) Rights as a Shareholder. Upon execution of a written instrument setting forth the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a shareholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award.
     (c) Vesting of Restricted Stock. The Committee at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which Restricted Stock shall become vested, subject to such further rights of the Company or its assigns as may be specified in the instrument evidencing the Restricted Stock Award.
     (d) Record Owner; Dividends. The Holder of Restricted Stock shall be considered the record owners of and shall be entitled to vote the Shares of Restricted Stock if and to the extent such Shares are entitled to voting rights. The Holder shall be entitled to receive all dividends and any other distributions declared on the Shares; provided, however, that the Company is under no duty to declare any such dividends or to make any such distribution. The Restricted Stock Award agreement may require or permit the immediate payment, waiver, deferral or investment of dividends paid on the Restricted Stock.

SECTION 8.	UNRESTRICTED STOCK AWARDS
     (a) Grant or Sale of Unrestricted Stock. The Committee may, in its sole discretion, grant (or sell at par value or such higher purchase price determined by the Committee) an Unrestricted Stock Award to any grantee, pursuant to which such grantee may receive Shares free of any vesting restrictions under the Plan. Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such individual.
     (b) Elections to Receive Unrestricted Stock In Lieu of Compensation. Upon the request of a grantee and with the consent of the Committee, each such grantee may, pursuant to an advance written election delivered to the Company no later than the date specified by the Committee, receive a portion of the cash compensation otherwise due to such grantee in the form of shares of Unrestricted Stock either currently or on a deferred basis.

SECTION 9.	TRANSFER RESTRICTIONS; COMPANY REPURCHASE RIGHTS; SHAREHOLDERS AGREEMENT
     (a) Restrictions on Transfer.
          (i) Options. No Stock Option shall be transferable by an Optionee otherwise than by will or by the laws of descent and distribution and all Stock Options shall be exercisable, during the Optionee’s lifetime, only by the Optionee, or by the Optionee’s legal representative or guardian in the event of the Optionee’s incapacity. The Optionee may elect to designate a beneficiary by providing written notice of the name of such beneficiary to the Company, and may revoke or change such designation at any time by filing written notice of revocation or change with the Company, and any such beneficiary may exercise the Optionee’s Stock Option in the event of the Optionee’s death to the extent provided herein. If the Optionee does not designate a beneficiary, or if the designated beneficiary predeceases the Optionee, the legal representative of the Optionee may exercise the Optionee’s Stock Option in the event of the Optionee’s death to the extent provided herein. Notwithstanding the foregoing, the Committee, in its sole discretion, may provide in the Award agreement regarding a given Option that the Optionee may transfer, without consideration for the transfer, his or her Non-Qualified Stock Options to members of his or her immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Option.
          (ii) Issued Shares. No Issued Shares shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of or encumbered, whether voluntarily or by operation of law, unless (i) such transfer is in compliance with the terms of the applicable Award, all applicable securities laws (including, without limitation, the Act), and with the terms and conditions of this Section 9, (ii) such transfer does not cause the Company to become subject to the reporting requirements of the Exchange Act, and (iii) the transferee consents in writing to be bound by the provisions of the Plan and the Shareholders Agreement. In connection with any proposed transfer, the Committee may require the transferor to provide at the transferor’s own expense an opinion of counsel to the transferor, satisfactory to the Committee, that such transfer is in compliance with all foreign, federal and state securities laws (including, without limitation, the Securities Act). Any attempted disposition of Issued Shares not in accordance with the terms and conditions of this Section 9 shall be null and void, and the Company shall not reflect on its records any change in record ownership of any Issued Shares as a result of any such disposition, shall otherwise refuse to recognize any such disposition and shall not in any way give effect to any such disposition of Issued Shares.
     (b) Shareholders Agreement. As a condition precedent to the exercise of any Stock Option and a condition precedent to the issuance by the Company of any Issued Shares (whether in connection with the grant of Restricted Stock or otherwise), the Holder shall execute a Joinder Agreement to, and become bound by the terms of, the Shareholders Agreement. In the event of any conflict between the terms of this Plan or the applicable Award agreement and the Shareholders Agreement, the terms of the Shareholders Agreement shall govern.

     (c) Company’s Right of Repurchase.
          (i) Right of Repurchase for Option Shares. The Company or its assigns shall have the right and option upon a Repurchase Event to repurchase from a Holder of Option Shares some or all (as determined by the Company) of the Option Shares held or subsequently acquired upon exercise of a Stock Option by such Holder at the price per share specified below. Such repurchase right may be exercised by the Company within the later of (A) six months following the date of such Repurchase Event or (B) seven months after the acquisition of such Option Shares upon exercise of a Stock Option (the “Option Shares Repurchase Period”). The “Option Shares Repurchase Price” shall be equal to the Fair Market Value of the Option Shares, determined as of the date the Committee elects to exercise its repurchase rights in connection with a Repurchase Event.
          (ii) Right of Repurchase With Respect to Restricted Stock. Unless otherwise set forth in the agreement entered into by the recipient and the Company in connection with a Restricted Stock Award, the Company or its assigns shall have the right and option upon a Repurchase Event to repurchase from a Holder of Issued Shares received pursuant to a Restricted Stock Award some or all (as determined by the Company) of such Issued Shares at the price per share specified below. Such repurchase right may be exercised by the Company within six months following the date of such Repurchase Event (the “Non-Option Shares Repurchase Period”). The “Non-Option Shares Repurchase Price” shall be (i) in the case of Issued Shares which are vested as of the date of the Repurchase Event, the Fair Market Value of such Issued Shares as of the date the Committee elects to exercise its repurchase rights in connection with a Repurchase Event and (ii) in the case of Issued Shares which have not vested as of the date of the Repurchase Event, subject to adjustment as provided in Section 3(b), the original per share purchase price paid by the recipient.
          (iii) Procedure. Any repurchase right of the Company shall be exercised by the Company or its assigns by giving the Holder written notice on or before the last day of the Option Shares Repurchase Period or Non-Option Shares Repurchase Period, as applicable, of its intention to exercise such repurchase right. Upon such notification, the Holder shall promptly surrender to the Company, free and clear of any liens or encumbrances, any certificates representing the Shares being purchased, together with a duly executed stock power for the transfer of such Shares to the Company or the Company’s assignee or assignees. Upon the Company’s or its assignee’s receipt of the certificates from the Holder, the Company or its assignee or assignees shall deliver to him, her or them a check for the Option Shares Repurchase Price or the Non-Option Shares Repurchase Price, as applicable; provided, however, that the Company may pay the Option Shares Repurchase Price or Non-Option Shares Repurchase Price, as applicable, by offsetting and canceling any indebtedness then owed by the Holder to the Company.
     (d) Escrow Arrangement. To the extent Shares are certified (if ever) the following shall apply:
          (i) Escrow. In order to carry out the provisions of Sections 9(b) and (c) of this Agreement more effectively, the Company shall hold any Issued Shares in escrow together with separate stock powers executed by the Holder in blank for transfer, and any Permitted

Transferee shall, as an additional condition to any transfer of Issued Shares, execute a like stock power as to such Issued Shares. The Company shall not dispose of the Issued Shares except as otherwise provided in this Agreement. In the event of any repurchase by the Company (or any of its assigns), the Company is hereby authorized by the Holder and any Permitted Transferee, as the Holder’s and each such Permitted Transferee’s attorney-in-fact, to date and complete the stock powers necessary for the transfer of the Issued Shares being purchased and to transfer such Issued Shares in accordance with the terms hereof. At such time as any Issued Shares are no longer subject to the Company’s repurchase, first refusal and drag along rights, the Company shall, at the written request of the Holder, deliver to the Holder (or the relevant Permitted Transferee) a certificate representing such Issued Shares with the balance of the Issued Shares to be held in escrow pursuant to this Section 9(d).
          (ii) Remedy. Without limitation of any other provision of this Agreement or other rights, in the event that a Holder, any Permitted Transferees or any other Person is required to sell a Holder’s Issued Shares pursuant to the provisions of Sections 9(b) and (c) hereof and in the further event that he or she refuses or for any reason fails to deliver to the Company or its designated purchaser of such Issued Shares the certificate or certificates evidencing such Issued Shares together with a related stock power, the Company or such designated purchaser may deposit the applicable purchase price for such Issued Shares with a bank designated by the Company, or with the Company’s independent public accounting firm, as agent or trustee, or in escrow, for such Holder, any Permitted Transferees or other Person, to be held by such bank or accounting firm for the benefit of and for delivery to him, her, them or it, and/or, in its discretion, pay such purchase price by offsetting any indebtedness then owed by such Holder as provided above. Upon any such deposit and/or offset by the Company or its designated purchaser of such amount and upon notice to the Person who was required to sell the Issued Shares to be sold pursuant to the provisions of Sections 9(b) and (c), such Issued Shares shall at such time be deemed to have been sold, assigned, transferred and conveyed to such purchaser, such Holder shall have no further rights thereto (other than the right to withdraw the payment thereof held in escrow, if applicable), and the Company shall record such transfer in its stock transfer book or in any appropriate manner.
     (e) Adjustments for Changes in Capital Structure. If, as a result of any reorganization, recapitalization, reclassification, share dividend, share split, reverse share split or other similar change in the Company’s share capital, the outstanding Shares are increased or decreased or are exchanged for a different number or kind of shares of the Company’s share capital, the restrictions contained in this Section 9 shall apply with equal force to additional and/or substitute securities, if any, received by Holder in exchange for, or by virtue of his or her ownership of, Issued Shares.
     (f) Termination. The terms and provisions of Section 9(b) shall terminate upon the closing of the Company’s initial public offering or upon consummation of any Sale Event, in either case as a result of which shares of the Company (or a successor entity) of the same class as the Issued Shares are registered under Section 12 of the Exchange Act and publicly traded on NASDAQ/NMS or any national security exchange.

SECTION 10.	TAX WITHHOLDING
     (a) Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Shares or other amounts received thereunder first becomes includable in the gross income of the grantee for tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Israeli, U.S. federal, U.S. state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver share certificates (if at all) to any grantee is subject to and conditioned on any such tax obligations being satisfied by the grantee.
     (b) Payment with Shares. Subject to approval by the Committee, a grantee may elect to have the minimum required tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from Shares to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company Shares owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the minimum withholding amount due.

SECTION 11.	AMENDMENTS AND TERMINATION
     The Board may, at any time, amend or discontinue the Plan and the Committee may, at any time, amend or cancel any outstanding Award (or provide substitute Awards at the same or a reduced exercise or purchase price or with no exercise or purchase price) in a manner not inconsistent with the terms of the Plan, provided that such price, if any, must satisfy the requirements which would apply to the substitute or amended Award if it were then initially granted under this Plan for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. In addition, to the extent determined by the Committee to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by the Company’s shareholders who are entitled to vote at a meeting of shareholders. Nothing in this Section 11 shall limit the Committee’s authority to take any action permitted pursuant to Section 3(c).

SECTION 12.	STATUS OF PLAN
     With respect to the portion of any Award that has not been exercised and any payments in cash, Shares or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Committee shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Shares or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 13.	GENERAL PROVISIONS
     (a) No Distribution; Compliance with Legal Requirements. The Committee may require each person acquiring Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. No Shares shall be issued pursuant to an Award until all applicable securities law and other legal requirements have been satisfied. The Committee may require the placing of restrictive legends on certificates for Shares and Awards as it deems appropriate.
     (b) Delivery of Share Certificates. Share certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a Share transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company.
     (c) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.
     (d) Loans to Award Recipients. The Company shall have the authority to make loans to recipients of Awards hereunder (including to facilitate the purchase of shares) and shall further have the authority to issue shares for promissory notes hereunder.
     (e) Designation of Beneficiary. Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.
     (f) Legend. Any certificate(s) representing the Issued Shares shall carry substantially the following legend:
The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including repurchase and restrictions against transfers) contained in the Alma Lasers Ltd. 2007 Stock Option and Grant Plan and any agreement entered into thereunder by and between the company and the holder of this certificate (a copy of which is available at the offices of the company for examination).

SECTION 14.	EFFECTIVE DATE OF PLAN
     This Plan shall become effective upon approval by the shareholders in accordance with applicable law. Subject to such approval by the shareholders and to the requirement that no Shares may be issued hereunder prior to such approval, Stock Options and other Awards may be granted hereunder on and after adoption of this Plan by the Board.

SECTION 15.	GOVERNING LAW
     This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Israel, applied without regard to conflict of law principles. The competent courts of Tel Aviv, Israel shall have sole jurisdiction in any matters pertaining to this Plan.

DATE APPROVED BY BOARD OF DIRECTORS:	, 2007

DATE APPROVED BY SHAREHOLDERS:	, 2007

SECTION 102 ADDENDUM
TO ALMA LASERS LTD. 2007 STOCK OPTION AND GRANT PLAN
1	GENERAL
1.1	This Addendum to the Alma Lasers Ltd. 2007 Stock Option and Grant Plan (respectively “Addendum” and “Plan”) shall be valid for all grants of stock options and other stock incentives made by Alma Lasers Ltd. (the “Company”) under the Plan to Participants (as defined below).

1.2	This Addendum is made in order to adjust the Plan to Section 102 of the Israeli Income Tax Ordinance [new version] — 1961 and the Income Tax Rules (Tax Relief for Issuance of Shares to Employees), 2003, so as to enable the grant of stock based incentives under the Plan to Participants.

1.3	Regardless of any provision of the Plan stating otherwise, the provisions of this Addendum are added to and shall be valid for all grants of Stock Options, or any other stock based incentive by the Company under the Plan to Participants. Except as detailed below, all other provisions, definitions, terms and conditions, of the Plan and any applicable Award agreement shall continue to be valid and in full force and effect.
2	DEFINITIONS

DEFINED TERMS
Initially capitalized terms, as used in this Addendum, shall have the meaning ascribed thereto as set forth below:

“Affiliate(s)”	means a present or future company that employs Israeli residents and that either (i) Controls Alma Lasers Ltd. or is Controlled by Alma Lasers Ltd.; or (ii) is Controlled by the same person or entity that Alma Lasers Ltd. is controlled by.

“Allocate” or “Allocated”	with respect to Options, means the allocation of Options by the Company to the Trustee on behalf of a Participant.

“Control” or “Controlled”	shall have the meaning ascribed thereto in Section 102.

“Holding Period”	means the period in which the Allocated Options granted to a Participant or, upon exercise thereof the Underlying Shares, are to be held by the Trustee on behalf of the Participant, in accordance with Section 102, and pursuant to the Tax Track which the Company or Affiliate selects.

“Option”	means a stock option or any other incentive based on stock, granted by the Company to the Participant according to the Plan.

“Participant”	means an Israeli resident who is an employee, officer or director of the Company or any Affiliate (provided that such person does not Control the Company), on behalf of whom an Option is Allocated pursuant to the Plan.

“Section 102”	means Section 102 of the Tax Ordinance.

“Section 102 Letter”	means a letter, in which the Participant is notified of the decision to grant the Participant Options according to the terms of Section 102. The Section 102 Letter shall specify the Tax Track that the Company or Affiliate elected with respect to such Participant Options. The Section 102 Letter shall include the Participant Undertakings specified in Section 6 of this Addendum.

“Section 102 Rules” or “Rules”	means the Income Tax Rules (Tax Relief for Issuance of Shares to Employees), 2003.

“Tax Ordinance”	means the Israeli Income Tax Ordinance [New Version], 1961, as amended, and any regulations, rules, orders or procedures promulgated thereunder.

“Tax Track”	means one of the three tax tracks described under Section 102, specifically: (1) the “Capital Gains Track Through a Trustee”; (2) “Income Tax Track Through a Trustee”; or (3) the “Income Tax Track Without a Trustee”; each as defined in Sections 3.1-3.2, respectively.

“Trust Agreement”	means the trust agreement signed between the Company or Affiliate and the Trustee.

“Trustee”	means the trustee appointed by the Company or the Affiliate to hold in trust on behalf of each Participant the Allocated Options and the Underlying Shares, in accordance to the provisions of Section 102 and the Trust Agreement.

“Underlying Share”	means a share of the Company issued upon the exercise of an Option according to the provisions of the Plan.
3	TRUST ARRANGEMENT AND HOLDING PERIOD
Options shall be granted to Participants according to the provisions of Section 102.

3.1	TRUSTEE TAX TRACKS

If the Company elects to grant Options through (i) the Capital Gains Track Through a Trustee, or (ii) the Income Tax Track Through a Trustee, then, in accordance with the requirements of Section 102, the Company shall appoint a Trustee who will hold in trust on behalf of each Participant the Allocated Options and the Underlying Shares issued upon exercise of such Options in trust on behalf of each Participant according to the provisions of Section 102 and the Trust Agreement.

The Holding Period for the Options will be as follows:
(A)	The Capital Gains Tax Track Through a Trustee — if the Company elects to Allocate the Options according to the provisions of this track, then the Holding Period will be 24 months from the date of Allocation to the Trustee on behalf of the Participant, or such shorter period as may be approved by the Israeli Tax Authorities or by an amendment to Section 102 or the Rules.

(B)	Income Tax Track Through a Trustee — if the Company elects to Allocate Options according to the provisions of this track, then the Holding Period will be 12 months from the date of Allocation to the Trustee on behalf of the Participant, or such shorter period as may be approved by the Israeli Tax Authorities or by an amendment to Section 102 or the Rules.
Subject to Section 102 and the Rules, Participants shall not be able to receive from the Trustee, nor shall they be able to sell or dispose of Underlying Shares before the end of the applicable Holding Period. If a Participant sells or removes the Underlying Shares form the Trustee before the end of the applicable Holding Period (“Breach”), the Participant shall pay all applicable taxes imposed on such Breach by Section 7 of the Rules.

In the event of a distribution of rights, including an issuance of bonus shares, in connection with Options originally Allocated (the “Additional Rights”), all such Additional Rights shall be Allocated and/or issued to the Trustee for the benefit of Participants, and shall be held by the Trustee for the remainder of the Holding Period applicable to the Options originally Allocated. Such Additional Rights shall be treated in accordance with the provisions of the applicable Tax Track.
3.2	INCOME TAX TRACK WITHOUT A TRUSTEE

If the Company elects to Allocate Options according to the provisions of this track, then the Options will not be subject to a Holding Period.

3.3	TRACK SELECTION

The Company or Affiliate, in their sole discretion, shall elect under which of the above three Tax Tracks each Option is granted and shall notify the Participant in the Section 102 Letter, which Tax Track applies to each granted Option.

3.4	CONCURRENT CONDITIONS

The Holding Period, if any, is in addition to the vesting period specified in the award document. The Holding Period and vesting period may run concurrently, but neither is a substitute for the other, and each are independent terms and conditions for Options granted.
4	TAX MATTERS

This Plan shall be governed by, and shall conform with and be interpreted so as to comply with, the requirements of Section 102, any written approval from the Israeli Tax Authorities and any amendment to Section 102 or the Rules.

All tax consequences under any applicable law which may arise from the grant or Allocation of Options, from the exercise thereof or from the holding or sale of Underlying Shares (or other securities issued under the Plan) by or on behalf of the Participant, shall be borne solely by the Participant. The Participant shall indemnify the Company and/or Affiliate and/or Trustee, as the case may be, and hold them harmless, against and from any liability for any such tax or any penalty, interest or indexing.

If the Company elects to Allocate Options according to the provisions of the Income Tax Track Without a Trustee (Section 3.2 of this Addendum), and if prior to the exercise of any and/or all of these Options, such Participant ceases to be an employee, director, or officer of the Company or Affiliate, the Participant shall deposit with the Company a guarantee or other security as required by law, in order to ensure the payment of applicable taxes upon the Exercise of such Options.
5	WITHHOLDING TAXES

Whenever an amount with respect to withholding tax relating to Options granted to a Participant and/or Underlying Shares issued upon the exercise thereof is due from the Participant and/or the Company and/or an Affiliate and/or the Trustee, the Company and/or an Affiliate and/or the Trustee shall have the right to demand from a Participant such amount sufficient to satisfy any applicable withholding tax requirements related thereto, and whenever Shares or any other non-cash assets are to be delivered pursuant to the exercise of an Option, or transferred thereafter, the Company and/or an Affiliate and/or the Trustee shall have the right to require the Participant to remit to the Company and/or to the Affiliate and/or the Trustee, an amount in cash sufficient to satisfy any applicable withholding tax requirements related thereto, and if such amount is not timely remitted, the Company and/or the Affiliate and/or the Trustee shall have the right to withhold or set-off (subject to Law) such Shares or any other non-cash assets pending payment by the Participant of such amounts.

Until all taxes have been paid in accordance with Rule 7 of the Section 102 Rules, Options and/or Underlying Shares may not be sold, transferred, assigned, pledged, encumbered, or otherwise willfully hypothecated or disposed of, and no power of attorney or deed of transfer, whether for immediate or future use may be validly given. Notwithstanding the foregoing, the Options and/or Underlying Shares may be validly transferred in a transfer made by will or laws of descent, provided that the transferee thereof shall be subject to the provisions of Section 102 and the Section 102 Rules as would have been applicable to the deceased Participant were he or she have survived.
6	PARTICIPANT UNDERTAKINGS IN THE SECTION 102 LETTER

In the Section 102 Letter, in accordance with the requirements of Section 102, the Participant shall (1) agree and acknowledge that he or she have received and read the Plan, the Section 102 Letter; (2) undertake all the provisions set forth in: Section 102 (including provisions regarding the applicable Tax Track that the Company or Affiliate has selected), the Section 102 Rules, the Plan, the award document, the Section 102 Letter and the Trust Agreement; and (3) subject to the provisions of Section 102 and the Rules, undertake not to sell or release the Underlying Shares from Trust before the end of the Holding Period.